Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CASPER SLEEP INC.

Casper Sleep Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.             The name of the Corporation is Casper Sleep Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 24, 2013 under the name Providence Mattress Company.

2.             This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.             The text of the Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Casper Sleep Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Philip A. Krim, President of the Corporation, on February 1, 2019.

/s/ Philip A. Krim
Philip A. Krim,
President

EXHIBIT A

ARTICLE I

The name of the corporation is Casper Sleep Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.  The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 71,408,505, consisting of 54,044,358 shares of Common Stock, $0.000001 par value per share, and 17,364,147 shares of Preferred Stock, $0.000001 par value per share.  The first series of Common Stock shall be designated “Class A Common Stock” and shall consist of 19,044,358 shares.  The second series of Common Stock shall be designated “Class B Common Stock” and shall consist of 35,000,000 shares.  The first series of Preferred Stock shall be designated “Series Seed Preferred Stock” and shall consist of 3,951,636 shares.  The second series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 4,753,421 shares.  The third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 2378,594 shares.  The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 5,440,496 shares.  The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 840,000 shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.             Definitions.  For purposes of this Amended and Restated Certificate of Incorporation, the following definitions shall apply:

(a)           “Board of Directors” shall mean the board of directors of the Corporation.

(b)           “Class A Stockholder” shall mean any individual that is issued Class A Common Stock by the Corporation.

(c)           “Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

(d)           “Conversion Price” shall mean (i) $0.46816 per share for the Series Seed Preferred Stock, (ii) $2.75591 per share for the Series A Preferred Stock, (iii) $23.1229 per share for the Series B Preferred Stock, (iv) $31.24715 per share for the Series C Preferred Stock and (v) $31.24715 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(e)           “Conversion Rate” shall mean, with respect to a share of a series of Preferred Stock, the number of shares of the applicable series of Common Stock into which such share of Preferred Stock may be converted.

(f)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(g)           “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or any subsidiaries of the Corporation at or below cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; and (iii) any other repurchase or redemption of capital stock of the Corporation approved by each of (A) the holders of a majority of the outstanding shares of Common Stock, voting together as a single class and (B) the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis.

(h)           “Dividend Rate” shall mean an annual rate of (i) $0.03745 per share for the Series Seed Preferred Stock, (ii) $0.22047 per share for the Series A Preferred Stock, (iii) $1.84983 per share for the Series B Preferred Stock, (iv) $2.49977 per share for the Series C Preferred Stock and (v) $2.49977 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(i)            “Liquidation Preference” shall mean (i) $0.46816 per share for the Series Seed Preferred Stock, (ii) $2.75591 per share for the Series A Preferred Stock, (iii) $23.1229 per share for the Series B Preferred Stock, (iv) $31.24715 per share for the Series C Preferred Stock and (v) $31.24715 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(j)            “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(k)           “Original Issue Price” shall mean (i) $0.46816 per share for the Series Seed Preferred Stock, (ii) $2.75591 per share for the Series A Preferred Stock, (iii) $23.1229 per share for the Series B Preferred Stock, (iv) $31.24715 per share for the Series C Preferred Stock and (v) $31.24715 per share for the Series D Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(l)            “Permitted Entity” or “Permitted Entities” shall mean, with respect to any Class A Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Article V, Section 5(b) established by or for such Class A Stockholder, so long as such entity meets the requirements set forth in Article V, Section 5(b).

(m)          “Preferred Stock” shall mean the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

(n)           “Qualified IPO” shall mean a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate net proceeds (after deduction of underwriters commissions and expenses) of such offering are not less than $50,000,000.

(o)           “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(p)           “Securities Act” shall mean the Securities Act of 1933, as amended.

(q)           “Series D Filing Date” shall mean the date of filing of this Amended and Restated Certificate of Incorporation.

(r)            “Transfer” shall mean, with respect to a share of Class A Common Stock, any sale, assignment, transfer, conveyance, hypothecation, grant of a security interest, gift or other transfer or disposition of such share or any legal, economic or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class A Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise, unless the Board of Directors, in its sole and absolute discretion and prior to the occurrence of such sale, assignment, transfer, conveyance, hypothecation, grant of a security interest, gift or other transfer or disposition, in a valid board action referring to this subsection of this Amended and Restated Certificate of Incorporation, decides that a waiver of the conversion provisions should take place for a particular transaction and that, as a result, such sale, assignment, transfer, conveyance, hypothecation, grant of a security interest, gift or other transfer or disposition of such share or any legal, economic, or beneficial interest in such share shall not constitute a “Transfer”; provided, however, that the following shall not be considered a “Transfer”:

(i)            the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)           entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class A Common Stock that (a) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (b) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (c) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner (and excluding in all cases the Voting Agreement); or

(iii)          the pledge or assignment of shares of Class A Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction, or that is part of a venture loan transaction and subject to a call option or other like transaction, for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” of such shares unless such foreclosure or similar action is to a Permitted Entity.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class A Common Stock beneficially held by an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity.

(s)            “Voting Agreement” shall mean the Amended and Restated Voting Agreement, dated on or about the Series D Filing Date, by and among the Corporation and the other parties thereto, as amended.

(t)            “Voting Control” shall mean, with respect to a share of Class A Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share of Class A Common Stock by proxy, voting agreement or otherwise.

2.             Dividends.

(a)           Preferred Stock.  In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any dividend on Common Stock of the Corporation in such calendar year.  No dividends shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the holders of Preferred Stock.  The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.  Payment of any dividends to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be made, on a pari passu basis, prior to payment of any dividends to the holders of Series Seed Preferred Stock, and no dividends shall be made with respect to the Series Seed Preferred Stock unless dividends on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been paid or set aside for payment to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(b)           Additional Dividends.  After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

3.             Liquidation Rights.

(a)           Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or, with respect to a particular series of Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of such series of Preferred Stock, voting as a separate class.  If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a); provided, however, that if (x) pursuant to Section 7(a)(v) in connection with an Acquisition (as defined below) or Asset Sale (as defined below), the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis, approve the conversion of Preferred Stock into Common Stock without the consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding, without the consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding or without the consent of the holders of a majority of the shares of Series D Preferred Stock then outstanding (as applicable, a “Non-Consenting Series”) and (y) the expected proceeds received by the holders of such Non-Consenting Series after conversion of their shares of such series into Class B Common Stock is less than the aggregate Liquidation Preference for such Non- Consenting Series, then the holders of such Non-Consenting Series shall be entitled to receive on a pro rata basis the aggregate Liquidation Preference for such Non-Consenting Series which preference shall be on a pari passu basis with holders of shares of all other Non-Consenting Series and in preference to the holders of shares of any other class or series of the Company’s capital stock (and, for the avoidance of doubt, no share of a Non-Consenting Series (or shares of Common Stock received upon conversion thereof) shall participate in any other Distribution under this Section 3).

(b)           Remaining Assets.  After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.  The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(c)           Calculation of Liquidation Preference.  Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive in any Distribution, shares of each series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) into shares of Common Stock immediately prior to such Distribution if, as a result of an actual conversion, such series of Preferred Stock would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such series of Preferred Stock did not convert into shares of Common Stock immediately prior to such Liquidation Event, giving effect to this Section 3(c) with respect to all series of Preferred Stock simultaneously.

(d)           Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.  Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(e)           Liquidation Event.  For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation (or a subsidiary of the Corporation) is party (including, without limitation, any reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent) (an “Acquisition”); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation (an “Asset Sale”); or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a “Liquidation Event”).  The treatment of any transaction or series of related transactions as a Liquidation Event pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(f)            Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to the stockholders of the Corporation in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(i)            If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

(ii)           If the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

(iii)          The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders of the Corporation under the General Corporation Law of Delaware and Section 7, be superseded by the determination of such value as set forth in the definitive agreements governing such Liquidation Event.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, NYSE MKT LLC or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(g)           Non-Redeemable.  The Preferred Stock is not redeemable at the option of the holder thereof.

4.             Conversion of Preferred Stock.  The holders of the Preferred Stock shall have conversion rights as follows:

(a)           Right to Convert.

(i)            Each share of Series Seed Preferred Stock and Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series Seed Preferred Stock and Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Class A Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series.

(ii)           Each share of Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such series of Preferred Stock, into that number of fully-paid, nonassessable shares of Class B

Common Stock determined by dividing the Original Issue Price for such series of Preferred Stock, by the Conversion Price for such series of Preferred Stock.

(iii)          Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)           Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Class A Common Stock (in the case of Series Seed Preferred Stock and Series A Preferred Stock) and Class B Common Stock (in the case of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock) at the then effective Conversion Rate for such share (i) immediately prior to the closing of a Qualified IPO or (ii) upon the receipt by the Corporation of a written request for such conversion from either (A) the holders of a majority of the outstanding shares of a series requesting conversion of such series or (B) holders of at least 65% of the outstanding shares of Preferred Stock (voting together as a single class on an outstanding share basis) or if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors.  For such purpose, the total number of shares of Preferred Stock that convert into a particular series of Common Stock that are held by a holder at the time of converting into Common Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of the applicable series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of the applicable series of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the

Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)           Adjustments to Conversion Price for Diluting Issues.

(i)            Special Definition.  For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of (collectively, the “Exempted Securities”):

(1)           shares of Common Stock upon the conversion of the Preferred Stock;

(2)           shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors (including the Series A Director (as defined below) if then in office);

(3)           shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities;

(4)           shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4(e), 4(f) or 4(g);

(5)           shares of Common Stock issued or issuable pursuant to a bona fide acquisition of another corporation by the Corporation by merger, share acquisition, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors (including the Series A Director if then in office);

(6)           shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors (including the Series A Director if then in office);

(7)           shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors (including the Series A Director if then in office) or to persons or entities with which the Corporation has business relationships approved by the Board of Directors (including the Series A Director if then in office);

(8)           shares of Class B Common Stock issued pursuant to Section 5(b); and

(9)           shares of Common Stock approved as not constituting Additional Shares of Common by any consent or vote pursuant to Section 4(i) (for avoidance of doubt, such consent or vote may be obtained following the issuance, in which case no adjustments in the Conversion Price of the Preferred Stock shall apply to transactions exempted in this manner).

(ii)           No Adjustment of Conversion Price.  No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)          Deemed Issue of Additional Shares of Common.  In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)           no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(d), 4(f) and 4(g)), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)           no readjustment pursuant to Section 4(d)(iii)(2) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)           upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)           in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)           if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of one cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of -10- shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.  For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)           Determination of Consideration.  For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)           Cash and Property.  Such consideration shall:

(a)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)           in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections 4(d)(v)(l)(a) and (b), as reasonably determined in good faith by the Board of Directors.

(2)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(a)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(b)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)           Adjustments for Subdivisions or Combinations of Common Stock.

(i)            If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, then the outstanding shares of the other class of Common Stock shall be subdivided or combined in the same manner.

(ii)           In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)            Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)           Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 2, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)            Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of either (i) a majority of the outstanding shares of such series or (ii) at least 65% of the outstanding shares of Preferred Stock (voting together as a single class, on an outstanding share basis), either before or after the issuance causing the adjustment.

(j)            Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)            to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)           to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)          any Liquidation Event;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least 5 business days’ prior written notice in respect of the matters referred to in Sections 4(i)(i), 4(i)(ii) and 4(i)(iii) of the date on which a record shall be taken for such

Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in Sections 4(i)(ii) and 4(i)(iii).

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed unless a holder has agreed to an alternate form of delivery.

The notice provisions set forth in this section may be modified, shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.             Conversion of Common Stock.  The holders of the Common Stock shall have conversion rights as follows:

(a)           Right to Convert.  Each share of Class A Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the Corporation.

(b)           Automatic Conversion upon Transfer.  Each share of Class A Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class B Common Stock upon the Transfer of such share; provided, however, that a Transfer by a Class A Stockholder to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class A Stockholder and/or any other Permitted Entity by or for such Class A Stockholder shall not trigger such automatic conversion:

(i)            a trust for the benefit of such Class A Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class A Stockholder and, provided, further, that in the event such Class A Stockholder is no longer the exclusive beneficiary of such trust, each share of Class A Common Stock then held by such trust shall automatically convert into one (1) folly paid and nonassessable share of Class B Common Stock;

(ii)           a trust for the benefit of persons other than the Class A Stockholder so long as the Class A Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class A Stockholder, and, provided, further, that in the event the Class A Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, each share of Class A Common Stock then held by such trust shall automatically convert into one (1) folly paid and nonassessable share of Class B Common Stock;

(iii)          a trust under the terms of which such Class A Stockholder has retained a “qualified interest” within the meaning of §2702(b)(l) of the Internal Revenue Code (the “Code”) and/or a reversionary interest so long as the Class A Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust; provided, however, that in the event the Class A Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such trust, each share of Class A Common Stock then held by such trust shall automatically convert into one (1) folly paid and nonassessable share of Class B Common Stock;

(iv)          an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class A Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class A Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held in such account, plan or trust, and provided, further, that in the event the Class A Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such account, plan or trust, each share of Class A Common Stock then held by such trust shall automatically convert into one (1) folly paid and nonassessable share of Class B Common Stock;

(v)           a corporation that is not a competitor of this Corporation (as determined in good faith by the Corporation’s Board of Directors) in which such Class A Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class A Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation; provided that in the event the Class A Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class A Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such corporation, each share of Class A Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock;

(vi)          a partnership that is not a competitor of this Corporation (as determined in good faith by the Corporation’s Board of Directors) in which such Class A Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class A Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock -14- held by such partnership; provided that in the event the Class A Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class A Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common

Stock held by such partnership, each share of Class A Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock; or

(vii)         a limited liability company that is not a competitor of this Corporation (as determined in good faith by the Corporation’s Board of Directors) in which such Class A Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class A Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such limited liability company; provided that in the event the Class A Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class A Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class A Common Stock held by such limited liability company, each share of Class A Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class B Common Stock.

(c)           Effect of Conversion.  In the event of a conversion of shares of Class A Common Stock to shares of Class B Common Stock pursuant to this Section 5, such conversion shall be deemed to have been made at the time that the Corporation receives the written notice required pursuant to Section 5, the time that the Transfer of such shares occurred.  Upon any conversion of Class A Common Stock to Class B Common Stock, all rights of the holder of such shares of Class A Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class B Common Stock into which such Class A Common Stock were convertible.  Shares of Class A Common Stock that are converted into shares of Class B Common Stock as provided in this Section 5 shall be retired and shall not be reissued.

(d)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common Stock.

(e)           Administration.  The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class A Common Stock to Class B Common Stock and the general administration of this dual class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class A Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class A Common Stock and to confirm that a conversion to Class B Common Stock has not occurred.

6.             Voting.

(a)           Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)           No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c)           Preferred Stock.  Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of votes such holder of Preferred Stock would be entitled to if such holder’s shares of Preferred Stock were converted into shares of Common Stock as of the record date.  Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.  Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d)           Election of Directors.

(i)            So long as at least 987,907 shares of Series Seed Preferred Stock (as adjusted for Recapitalizations) are outstanding, the holders of Series Seed Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board of Directors (the “Series Seed Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.  So long as at least 1,188,355 shares of Series A Preferred Stock (as adjusted for Recapitalizations) are outstanding, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board of Directors (the “Series A Director” and, together with the Series Seed Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.  The holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Board of Directors (the “Common Stock Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.  Any additional members of the Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis.  If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(ii)           Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted.  Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(e)           Adjustment in Authorized Common Stock.  Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then -16- outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation, voting as a single class on an as-converted basis.

(f)            Common Stock.  Except as otherwise provided herein or by applicable law, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.  Each holder of shares of Class A Common Stock shall be entitled to one hundred (100) votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.  Each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

7.             Protective Provisions.

(a)           So long as at least 3,771,004 shares of Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis:

(i)            amend, alter, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the rights, preferences, powers of, or restrictions provided for the benefit of, any series of the Preferred Stock;

(ii)           increase or decrease (other than for decreases resulting from conversion of Preferred Stock) the authorized number of shares of Preferred Stock;

(iii)          increase or decrease the authorized number of shares of Common Stock;

(iv)          authorize or create any new class or series of equity security having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock, or reclassify or alter any existing class or series of equity securities of the Corporation if such reclassification or alteration would result in such existing class having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(v)           consummate any Liquidation Event;

(vi)          incur any indebtedness for borrowed money in excess of $25,000,000 in the aggregate (excluding any indebtedness that is approved by the Board of Directors, including the Series A Director);

(vii)         increase or decrease the size of the Board of Directors;

(viii)        declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation; or (ix) amend this Section 7(a).

(b)           So long as at least 987,907 shares of Series Seed Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series Seed Preferred Stock:

(i)            amend, alter, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series Seed Preferred Stock in a manner different than the effect on any other series of Preferred Stock (whether by merger, consolidation or otherwise), provided that the Series Seed Preferred Stock shall not be deemed affected differently than another series of Preferred Stock because of proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price vis-à-vis other series of Preferred Stock; or

(ii)           amend this Section 7(b).

(c)           So long as at least 1,188,355 shares of Series A Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series A Preferred Stock:

(i)            amend, alter, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series A Preferred Stock in a manner different than the effect on any other series of

Preferred Stock (whether by merger, consolidation or otherwise), provided that the Series A Preferred Stock shall not be affected differently than another series of Preferred Stock because of proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price vis-à-vis other series of Preferred Stock; or

(ii)           amend this Section 7 (c).

(d)           So long as at least 594,649 shares of Series B Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series B Preferred:

(i)            amend, alter, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series B Preferred Stock in a manner different than the effect on any other series of Preferred Stock (whether by merger, consolidation or otherwise), provided that the Series B Preferred Stock shall not be affected differently than another series of Preferred Stock because of proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price vis-à-vis other series of Preferred Stock; or

(ii)           amend the proviso set forth in Section 3(a)(x) (as it relates to the Series B Preferred Stock), Section 3(a)(y) or this Section 7(d).

(e)           So long as at least 1,000,091 shares of Series C Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series C Preferred:

(i)            amend, alter, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series C Preferred Stock in a manner different than the effect on any other series of Preferred Stock (whether by merger, consolidation or otherwise), provided that the Series C Preferred Stock shall not be affected differently than another series of Preferred Stock because of proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price vis-à-vis other series of Preferred Stock; or

(ii)           amend the proviso set forth in Section 3(a)(x) (as it relates to the Series C Preferred Stock), Section 3(a)(y) or this Section 7(e).

(f)            So long as at least 200,018 shares of Series D Preferred Stock (as adjusted for Recapitalizations) are outstanding, the Corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series D Preferred:

(i)            amend, alter, repeal or waive any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series D Preferred Stock in a manner different than the effect on any other series of Preferred Stock (whether by merger, consolidation or otherwise), provided that the Series D Preferred Stock shall not be affected differently than another series of Preferred Stock because of proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price vis-à-vis other series of Preferred Stock; or

(ii)           amend the proviso set forth in Section 3(a)(x) (as it relates to the Series D Preferred Stock), Section 3(a)(y) or this Section 7(f).

8.             Reissuance of Preferred Stock.  In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

9.             Notices.  Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

10.          Equal Status.  Except as expressly provided in this Article V, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.  Each director shall be entitled to one vote on each matter presented to the Board of Directors; provided, that certain matters presented to the Board of Directors shall require the specific votes required by Section 5.3 of the Amended and Restated Investors’ Rights Agreement, dated on or about the Series D Filing Date, by and among the Corporation and the other parties thereto, as amended from time to time, and the Board of Directors shall comply with the approval requirements set forth therein.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.             To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.  Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2.             The Corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law of Delaware, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.  A right to indemnification or to advancement of expenses arising under a provision of this Amended and Restated Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

3.             Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith.  A “Covered Person” is any member of the Board of Directors (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund.  A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors) that may be an opportunity of interest for both the Corporation and the Fund.  A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.